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                                                                       EXHIBIT 8

                              SHEARMAN & STERLING
                               153 E. 53RD STREET
                            NEW YORK, NY 10022-4676

                                 June 27, 1994

The Dial Corp
Dial Tower
Phoenix, Arizona 85077

Ladies and Gentlemen:

     We are acting as special federal income tax counsel for The Dial Corp (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of a Prospectus Supplement, dated the date hereof, to a Prospectus, dated the date hereof, contained in the Registration Statement for the Company on Form S-3 (the "Registration Statement"). The Prospectus Supplement relates to the offering by the Company of its Medium-Term Notes in an aggregate principal amount of $500,000,000.

     We are of the opinion that the discussion set forth in the Prospectus Supplement under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES", insofar as it relates to statements of law or legal conclusions, is correct in all material respects. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

     We hereby consent to the use of this letter as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          SHEARMAN & STERLING

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